UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2008

CIRCOR INTERNATIONAL, INC.

(Exact name of registrant as specified in charter)

DELAWARE	001-14962	04-3477276
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

25 CORPORATE DRIVE, SUITE 130

BURLINGTON, MASSACHUSETTS 01803-4238

(Address of principal executive offices) (Zip Code)

(781) 270-1200

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

By press release dated April 30, 2008, the Company announced its financial results for the three months ended March 30, 2008. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this form 8-K and the Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference into any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by special reference in such filing.

In the press release and accompanying supplemental information, the Company uses the following non-GAAP financial measures: free cash flow, EBIT, EBITDA, and earnings per share excluding special charges. Management of the Company believes that free cash flow (defined as net cash flow from operating activities, less capital expenditures and dividends paid) is an important measure of its liquidity as well as its ability to service long-term debt, fund future growth and to provide a return to shareholders. EBIT (defined as net income plus interest expense, net plus provision for income taxes), EBITDA (defined as net income plus interest expense, net plus provision for income taxes, plus depreciation and amortization) and earnings per share excluding special charges (defined as earnings per common share, excluding the impact of special charges, net of tax) is provided because management believes these measurements are commonly used by investors and financial institutions to analyze and compare companies on the basis of operating performance. Free cash flow, EBIT, EBITDA, and earnings per share excluding special charges are not measurements for financial performance under GAAP and should not be construed as a substitute for cash flows, operating income, net income or earnings per share. Free cash flow, EBIT, EBITDA, and earnings per share excluding special charges, as we have calculated here, may not necessarily be comparable to similarly titled measures used by other companies. A reconciliation of free cash flow, EBIT, EBITDA, and earnings per share excluding special charges, to the most directly comparable GAAP financial measure is provided in the supplemental information table titled “Reconciliation of Key Performance Measures to Commonly Used Generally Accepted Accounting Principle Terms” which is included as an attachment to the press release.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with A. William Higgins’ February 20, 2008 appointment to the position of Chief Executive Officer effective March 1, 2008, we have entered into an Amended and Restated Executive Change of Control Agreement (the “Change in Control Agreement”) and a Restricted Stock Unit Agreement (the “RSU Agreement”) with Mr. Higgins, both of which were described in the Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2008 and in our Definitive Proxy Statement filed with the SEC on March 26, 2008.

As previously reported, the material terms of the Change in Control Agreement will be the same as those applicable to Mr. Higgins’ prior Executive Change of Control Agreement entered into on February 15, 2005 except that the “Change of Control Payment” (as defined in the Change of Control Agreement) will be an amount equal to three times the sum of his then effective base salary plus his highest annual incentive compensation under the Company’s Executive Bonus Incentive Plan in the three immediately preceding fiscal years and Mr. Higgins will also be entitled, under certain circumstances and for a period of time through December 31, 2013, to a gross-up payment so that the net amount of such payment (after taxes) is sufficient to pay the excise tax, if any, due under the Internal Revenue Code in respect of the Change in Control Payment. A copy of this Amended and Restated Change of Control Agreement is attached as Exhibit 10.16 hereto.

Pursuant to the RSU Agreement, in order to compensate Mr. Higgins for his willingness to forfeit participation in the Company’s Supplemental Executive Retirement Plan, he has received a restricted stock unit award with the number of units equal to $1,400,000 divided by the closing market price of the Company’s stock on February 29, 2008. These restricted stock units vest 15% at the time of the award with the remainder to vest in equal installments over a 13-year period from the date of the award. A copy of the RSU Agreement is attached as Exhibit 10.17 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.16	Amended and Restated Executive Change of Control Agreement between CIRCOR, Inc. and Andrew William Higgins, dated May 6, 2008

10.17	Restricted Stock Unit Agreement between CIRCOR International, Inc. and A. William Higgins dated May 6, 2008

99.1	Press Release regarding Earnings, Dated April 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 6, 2008	CIRCOR INTERNATIONAL, INC.

/S/ Frederic M. Burditt
By: Frederic M. Burditt Vice President, Chief Financial Officer and Treasurer

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